EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON ANNOUNCES REPURCHASES OF CONVERTIBLE DEBT

BOISE, Idaho, January 27, 2014 – Micron Technology, Inc., (NASDAQ: MU) today announced that the company, in privately-negotiated transactions, had repurchased approximately $26 million in aggregate principal amount of its 1.875% Convertible Senior Notes due 2031 (the “2031B Notes”) for $65 million in cash, approximately $100 million in aggregate principal amount of its 2.375% Convertible Senior Notes due 2032 (the “2032C Notes”) for $249 million in cash and approximately $38 million in aggregate principal amount of its 3.125% Convertible Senior Notes due 2032 (the “2032D Notes”) for $93 million in cash. The company anticipates that the closings of these repurchases will be completed by January 28, 2014.

Following the closings of these repurchases, the company estimates that approximately $114 million in aggregate principal amount of 2031B Notes, approximately $451 million in aggregate principal amount of 2032C Notes, and approximately $412 million in aggregate principal amount of 2032D Notes will remain outstanding. The company expects to record a charge in the second quarter of fiscal 2014 of approximately $10 million associated with the repurchases of the notes.

“The transactions we announced today reduced the dilutive effect of our existing convertible notes,” said Ron Foster, Micron vice president and CFO. “We eliminated approximately 10 million shares from our current dilutive share count, assuming a $23 stock price, and reduced the outstanding principal amount of our debt by approximately $164 million. Since last November, we have reduced the dilutive effects of our convertible notes by approximately 52 million shares based on a $23 stock price.”

About Micron

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications.

Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the amount of the second quarter charge to be recorded. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.